News Release

800 Nicollet Mall
Minneapolis, MN 55402-7020

FOR IMMEDIATE RELEASE	CONTACT:	Erin Freeman
Managing Director
Public Affairs & Media Relations
U.S. Bancorp Piper Jaffray
415 277-1595

U.S. Bancorp Piper Jaffray Reaches Final Settlement with Federal and State
Regulators, Resolving the Research Analyst Inquiry

MINNEAPOLIS, April 28, 2003 — U.S. Bancorp Piper Jaffray (Piper Jaffray) today announced that it has reached a final settlement in the joint investigation by federal and state regulators into equity research and its relationship to investment banking during the period from 1999 through 2001. Piper Jaffray had previously announced an agreement in principle with regulators in December 2002.

     The settlement is part of a broader global settlement involving several other leading securities firms and the Securities and Exchange Commission (SEC), the National Association of Securities Dealers (NASD), the New York Stock Exchange (NYSE), the New York Attorney General and other state securities regulators.

     “From the beginning, Piper Jaffray has cooperated with the regulators in the investigation, and worked with them and the other involved firms in the process of redefining the role of equity research and its relationship to investment banking,” said Andrew Duff, president and chief executive officer of Piper Jaffray. “We take our role in protecting the integrity of the marketplace seriously. Our industry is undergoing significant changes to the regulatory structure aimed at restoring investor confidence. We strongly support those reforms.”

Nondeposit investment products are not insured by the FDIC, are not deposits or other obligations of or guaranteed by U.S. Bank National Association or its affiliates, and involve investment risks, including possible loss of the principal amount invested. Securities products and services are offered through U.S. Bancorp Piper Jaffray Inc., member SIPC and NYSE, Inc., a subsidiary of U.S. Bancorp. (5/99-0679)

               Predating this settlement, Piper Jaffray had instituted a number of its own initiatives.
These included:

•	The establishment of a new Research Oversight Committee to review the overall research process for integrity, independence, objectivity and analytical rigor, and to oversee coverage initiations, discontinuances and rating changes.

•	Changes in the methods of evaluating and compensating research analysts.

•	A prohibition on analysts participating in the solicitation of investment banking business.

•	A prohibition on analysts owning stocks of covered companies.

Additionally, Piper Jaffray’s Research functions are now part of a separate division reporting directly to the firm’s CEO.

               “We are committed to ensuring that our Research division operates with independence and objectivity,” said Duff.

               The settlement, which is entered into without admitting or denying any of the allegations or findings, calls for Piper Jaffray to pay $12.5 million as a penalty, $12.5 million into a distribution fund and $7.5 million for the procurement of independent research to be provided to investors. As part of the settlement, Piper Jaffray and the other firms will implement various other changes related to equity research and investment banking operations. The firms also have agreed to a voluntary initiative under which shares of “hot” IPOs will not be allocated to directors or executives of public companies.

About U.S. Bancorp Piper Jaffray

U.S. Bancorp Piper Jaffray, a subsidiary of Minneapolis-based U.S. Bancorp, is a focused securities firm comprised of four divisions: Equity Capital Markets, Fixed Income Capital Markets, Private Advisory Services and Research. The firm provides a full range of investment products and services to individuals, institutions and businesses and has over 124 offices in 25 states across the country. For more information on U.S. Bancorp Piper Jaffray, visit www.piperjaffray.com.

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements are subject to risks and uncertainties relating to the proposed spin-off of the U.S. Bancorp Piper Jaffray business, including the impact of the proposed spin-off on U.S. Bancorp’s and the new company’s results of operations, the financial accounting consequences of the

Nondeposit investment products are not insured by the FDIC, are not deposits or other obligations of or guaranteed by U.S. Bank National Association or its affiliates, and involve investment risks, including possible loss of the principal amount invested. Securities products and services are offered through U.S. Bancorp Piper Jaffray Inc., member SIPC and NYSE, Inc., a subsidiary of U.S. Bancorp. (5/99-0679)

proposed transaction, the impact of the spin-off on U.S. Bancorp’s stock price and on its and the new company’s relationships with their respective customers and employees, the tax consequences of the transaction to U.S. Bancorp, the new company and their respective stockholders, changes in business climate or market conditions or other factors which could make the proposed spin-off unadvisable. These forward-looking statements involve other inherent risks and uncertainties, and other important factors could cause actual results to differ materially from those anticipated, including those contained in U.S. Bancorp’s Form 10-K and other reports on file with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

© 2003 U.S. Bancorp Piper Jaffray, 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020

Nondeposit investment products are not insured by the FDIC, are not deposits or other obligations of or guaranteed by U.S. Bank National Association or its affiliates, and involve investment risks, including possible loss of the principal amount invested. Securities products and services are offered through U.S. Bancorp Piper Jaffray Inc., member SIPC and NYSE, Inc., a subsidiary of U.S. Bancorp. (5/99-0679)